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                                                                       EXHIBIT 5
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                       BOSTON, MASSACHUSETTS  02110-2624
                                 (617) 951-7000
                              FAX:  (617)951-7050



                                      March 21, 1997



ICON Fitness Corporation
1500 South 1000 West
Logan, UT 84321

Ladies and Gentlemen:

     This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-4 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the exchange offer (the "Exchange Offer") by ICON Fitness Corporation ("ICON") to exchange its $162,000,000 14% Series B Senior Discount Notes due 2006 (the "Exchange Notes") for its outstanding $162,000,000 14% Series A Senior Discount Notes due 2006 (the "Original Notes"). The Original Notes were, and the Exchange Notes are to be, issued pursuant to the provisions of an indenture (the "Indenture") entered into between ICON and Fleet National Bank, a national banking association, as Trustee (the "Trustee").

     We have acted as special counsel for ICON in connection with the Exchange Offer and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that, when the Exchange Notes have been duly authorized, executed, issued and delivered as provided in the Indenture, and delivered in exchange for the Original Notes, as described in the Registration Statement, and assuming due authentication by the Trustee, the Exchange Notes will constitute valid and binding obligations of ICON, enforceable against ICON, in accordance with their terms, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally (including, without limitation, Section 548 of Title 11 of The United States Code and fraudulent conveyance or similar provisions of state law) and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the Exchange Offer while the Registration Statement is in effect.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray